Filed pursuant to Rule 424(b)(5) under the Securities Act of 1933
Commission File No. 333-197261

PROSPECTUS SUPPLEMENT

(to the prospectus dated September 23, 2014)

Offer to Exchange All Outstanding

6.875% Initial Senior Notes due 2022

Guaranteed on a senior basis by certain subsidiaries

(US$500,000,000 aggregate principal amount outstanding)

for

6.875% Exchange Senior Notes due 2022

Guaranteed on a senior basis by certain subsidiaries

On the cover page of the prospectus dated September 23, 2014, the second bullet point of the second paragraph, stating the expiration date of the offer, is hereby corrected and restated as follows:

•	Our offer to exchange outstanding notes for new notes will be open until 5:00 p.m., New York City time, on November 7, 2014, unless we extend the exchange offer.

As indicated in the prospectus, outstanding notes may be exchanged in integral multiples of US$1,000. As a result, the new notes will also be issued in integral multiples of $1,000. The new notes will be in registered, global form and beneficial interests in such notes are not subject to the minimum denomination of $200,000 set forth under “Description of the Notes—Principal, Maturity and Interest” on page 54 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 3, 2014